MACATAWA BANK CORPORATION
10753 Macatawa Drive
Holland, MI 49424

NEWS RELEASE
NASDAQ GLOBAL SELECT
MARKET:                                       MCBC
FOR RELEASE:                              Immediate
DATE:                                             May 9, 2008
Contact:                                          Jon Swets, CFO
                                                         616.494.7645

Macatawa Bank Corporation Appoints New Audit Committee Members

On April 3, 2008, Robert E. DenHerder, John Koetje, and Arend Lubbers, each a member of the Board of Directors of Macatawa Bank Corporation (the “Company”), were appointed to serve as the sole members of the Audit Committee of the Company’s Board of Directors. The Board of Directors of the Company also determined that each of these appointees to the Audit Committee is “independent” under applicable Nasdaq and SEC rules.

On May 6, 2008, the Company received a Nasdaq Staff Deficiency Letter stating that prior to the April 3, 2008 appointments to the Audit Committee, the Company did not comply with Nasdaq’s audit committee requirements as set forth in Marketplace Rule 4350(d)(2) and IM-4350-4 (the “Nasdaq Rules”). Macatawa’s Audit Committee had included one independent member of the holding company board of directors and four independent directors from Macatawa Bank’s board of directors. The Nasdaq Rules require the Audit Committee to include at least three independent members of the holding company’s board of directors. In its May 6, 2008 letter, the Nasdaq staff also determined that the Company regained compliance with the Nasdaq Rules on April 3 when the Company appointed three independent holding company directors to the Audit Committee. The only condition placed on the Nasdaq staff’s determination that the Company has regained compliance is to satisfy the disclosure requirements of Marketplace Rule 4803(a), which is accomplished by this press release.